KS BANCORP, INC

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

January 23, 2004

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

Kenly, NC – January 23, 2004

KS Bancorp, Inc. (KSAV) Announces Fourth Quarter 2003 Financial Results and Dividend.

KS Bancorp, Inc. today reported consolidated earnings of $249,000 ($0.21 per share-diluted) for the quarter ended December 31, 2003 compared to earnings for the same period in 2002 of $379,000 ( $0.32 per share- diluted). This decrease in the level of our fourth quarter earnings is primarily attributable to costs incurred in conjunction with the opening of our new Smithfield facility in November 2003.

Net income for the year ended December 31, 2003 was $1,401,000 ($1.19 per share-diluted), as compared with net income of $1,336,000 ($1.15 per share-diluted) for the year ended December 31, 2002, an increase of $65,000, or $0.04 per share.

Consolidated total assets increased by $10.4 million during the year ended December 31, 2003, from $191.1 million at December 31, 2002 to $201.5 million at December 31, 2003. The increase is primarily due to an increase in investment securities from $23.3 million to $32.7 million. In addition, property and equipment continued to increase due to the completion of the Company’s new main office and branch in Smithfield, NC.

In addition to the earnings report issued today, KS Bancorp, Inc. announced today the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on January 27, 2004 with payment to be made on February 10, 2004.

KS Bancorp, Inc. is a Smithfield, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a community bank offering traditional banking products and services through its operation of seven full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, Wilson, and Smithfield, North Carolina.

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